Securities  and  Exchange  Commission
450  5th  Street  NW
Washington,  DC  20549

Ladies  and  Gentlemen:

We have been furnished with copies of Item 4 of Form 8-K requesting our response for the event that occurred on June 14, 2004, which is to be filed by our former client, BlueTorch, Inc. on or around June 17, 2004. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very  truly  yours,

/s/  Stonefield  Josephson,  Inc.
Certified  Public  Accountants
Santa  Monica,  California